Exhibit 99.1

Western Uranium & Vanadium Closes Brokered LIFE Financing of $5.9 Million

Toronto, Ontario and Nucla, Colorado, Oct. 14, 2025 (GLOBE NEWSWIRE) --  Western Uranium & Vanadium Corp. (CSE: WUC) (“Western” or the ”Company”) is pleased to announce the closing of its bought deal private placement financing, which was previously announced in the Company’s news releases issued on October 8, 2025 and October 9, 2025. Pursuant to the financing, Western issued a total of 6,555,556 units at a price of Cdn$0.90 per unit (each, a “Unit”) for aggregate gross proceeds of approximately Cdn$5,900,000 (the “Offering”) with each Unit being comprised of one common share (each, a “Share”) and one common share purchase warrant (each, a “Warrant”). Each Warrant is exercisable for one Share at a price of Cdn$1.20 per share, for a period of four years and a half from the date of issuance.

As described in greater detail in the Amended Offering Document, the net proceeds of the Offering will be used as follows:  (a) permitting of Mustang Mineral Processing Plant; (b) drilling, monitoring and permitting for the San Rafael Uranium Project; (c) mine development and maintenance across the production portfolio; (c) permitting and baseline data collection for Topaz Mine; and (e) general corporate working capital purposes, including general and administrative costs.

The Units under the Offering were offered to purchasers pursuant to the listed issuer financing exemption (“LIFE”) under Part 5A of National Instrument 45-106– Prospectus Exemptions, as amended by the Coordinated Blanket Order 45-935 – Exemptions from Certain Conditions of the Listed Issuer Financing Exemption, in all the provinces of Canada, except Québec, and in certain other jurisdictions pursuant to applicable securities laws. Pursuant to the LIFE exemption, the Shares and Warrants are not subject to any statutory hold period under applicable Canadian securities laws. There is  an offering document (as amended and restated) related to the Offering that can be accessed under the Company's profile at www.sedarplus.com, and on the Company's website at www.western-uranium.com.

In connection with the Offering, Western entered into an underwriting agreement with A.G.P. Canada Investments ULC (the “Underwriter”) pursuant to which the Underwriter acted as the sole underwriter and bookrunner for the Offering. The Underwriter received a fee comprised of a cash commission of 7% on the aggregate proceeds from Units issued and 229,444 broker warrants which are subject to a statutory hold period of four-months and one day from the date of their issuance. A.G.P./Alliance Global Partners acted as U.S. placement agent in the Offering.

The securities described herein have not been, and will not be, registered under the United States Securities Act of 1933, as amended (the "U.S. Securities Act") or any state securities laws, and accordingly, may not be offered or sold within the United States or to, or for the account or benefit of, U.S. persons except in compliance with the registration requirements of the U.S. Securities Act and applicable state securities laws or pursuant to exemptions therefrom. This press release does not constitute an offer to sell or a solicitation of an offer to buy any securities in any jurisdiction. No Units were issued to investors that would qualify as U.S. persons.

About Western Uranium & Vanadium Corp.

Western Uranium & Vanadium Corp. is developing high-grade uranium and vanadium production. Western is currently licensing and developing the Mustang Mineral Processing Plant for mined material recovery which may incorporate kinetic separation to optimize economics. Western holds a number of resource properties including the Sunday Mine Complex, its flagship property located in the prolific Uravan Mineral Belt. The production pipeline encompasses multiple conventional projects in Colorado and Utah that are currently undergoing permitting and development. The Company continues to review opportunities to acquire and develop additional complementary properties in proximity to the processing plant site.

Cautionary Note Regarding Forward-Looking Information:

Certain information contained in this news release constitutes “forward-looking information” or “forward-looking statements” within the meaning of applicable securities laws (collectively, “forward-looking statements”).  Statements of that nature include statements relating to, or that are dependent upon: the Company’s expectations, estimates and projections regarding the Offering, intended use of proceeds of the Offering,; exploration and production plans and results; the timing of planned activities; whether the Company can raise any additional funds required to implement its plans;  whether regulatory or analogous requirements can be satisfied to permit planned activities; and more generally to the Company’s business, and the economic and political environment applicable to its operations, assets and plans. All such forward-looking statements are subject to important risk factors and uncertainties, many of which are beyond the Company’s ability to control or predict. Please refer to the Company’s most recent Management’s Discussion and Analysis, as well as its other filings onwww.sedarplus.com, for a more detailed review of those risk factors.  Readers are cautioned not to place undue reliance on the Company’s forward-looking statements, and that these statements are made as of the date hereof. While the Company may do so, it does not undertake any obligation to update these forward-looking statements at any particular time, except as and to the extent required under applicable laws and regulations.

FOR ADDITIONAL INFORMATION, PLEASE CONTACT:

George Glasier
President and CEO
970-864-2125
gglasier@western-uranium.com

Robert Klein
Chief Financial Officer
908-872-7686
rklein@western-uranium.com